EXHIBIT 19

COMMUNITY BANCORP. AND SUBSIDIARY

INSIDER TRADING COMPLIANCE POLICY

Owned by: Corporate

Approved: July 19, 2023

INTRODUCTION

The purpose of this Insider Trading Compliance Policy (the “Policy”) is to promote compliance with applicable securities laws by Community Bancorp. and its subsidiary, Community National Bank (together, the “Company”), and their directors, advisory council members, officers, employees, and service providers, in order to uphold the highest standards of business ethics, to preserve the Company’s integrity and reputation, and to preserve the integrity of the trading market for the Company’s common stock or other securities. This policy is intended to supplement the Company’s Code of Ethics and Conflicts of Interest Policy.

APPLICABILITY

This Policy (i) applies to all directors, advisory council members, officers, employees of Community Bancorp. and/or Community National Bank and service providers who acquire confidential information about the Company during the course of providing services to the Company (sometimes referred to collectively in this Policy as “insiders”); (ii) relates to all equity or debt securities of the Company that may be outstanding from time to time, including common stock, preferred stock and debentures; and (iii) in some cases, relates to the securities of third parties.

This Policy applies generally to any person who may be considered an “insider” under the broad definition above. Insiders who are directors or executive officers of the Company have been advised that they are subject to certain additional legal requirements and restrictions in connection with their transactions in Community Bancorp. securities, including reporting requirements under the federal securities laws.

GENERAL STATEMENT OF POLICY

Insiders are in a relationship of trust and confidence to the Company, and as such, they owe to the Company and its shareholders a duty not to appropriate Company information for their own personal gain or that of their Related Persons (as defined below). Misappropriation of Company information includes securities trading on the basis of material nonpublic information about the Company. Therefore, it is the Company’s policy that if any director, advisory council member, officer or employee of the Company, or any agent or advisor of the Company, is in possession of material nonpublic information relating to the Company, neither that person nor any of his or her Related Persons (as defined below) may buy or sell the common stock or other securities of the Company, or engage in any other action to take advantage of that information or pass it on to others. This Policy also applies to material nonpublic information relating to any other company, including our customers, suppliers and business or acquisition partners, obtained in the course of employment, or other association with the Company. (See “NONDISCLOSURE AND TRADING GUIDELINES - Trading in Other Securities” below.)

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Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exceptions to the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

PENALTIES FOR VIOLATIONS

Civil and Criminal Penalties. It is illegal to trade on the basis of material nonpublic information or to “tip” such information to others who trade on it. Potential penalties under the securities laws include (i) civil penalties of up to three times the profit gained or the loss avoided; (ii) criminal fines of up to $5 million; and (iii) imprisonment for up to 20 years.

Controlling Person Liability. In some cases, the Company or “controlling persons” could be liable for insider trading violations by others, with civil penalties of up to the greater of $1 million (subject to periodic indexing for inflation) and three times the profit gained or loss avoided, and criminal fines of up to $25 million. In addition, unlawful insider trading could injure the Company’s business reputation and public confidence in the integrity of the trading market for the Company’s securities.

Company Sanctions. Failure to comply with this Policy may subject an individual to Company-imposed sanctions, including reprimand or termination of his or her employment or (if applicable) consulting or contracting arrangements with the Company. A violation of this Policy will also constitute a violation of the Company’s Code of Ethics and Conflicts of Interest Policy.

IMPORTANT DEFINITIONS

Who is an “Insider?”

Any person who possesses material nonpublic information about the Company is considered an insider as to that information. For purposes of insider trading, insiders include Company directors and executive officers as well as non-executive officers, employees, independent contractors and third parties having a special relationship to the Company of trust and confidence (for example, its auditors, consultants or attorneys). The definition of insider is transaction-specific; that is, even an employee who would not ordinarily be considered an insider because he or she is not a Company director or executive officer, will be deemed to be a “temporary insider” as to material nonpublic information of which he or she becomes aware.

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What is “Material” Information?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of debt or equity security. In some cases it may include nonpublic information about third parties, such as the Company’s actual or potential business associates or strategic partners.

Some examples of material information include:

•	Unpublished financial results, including earnings estimates
•	Changes in previously released financial results, including earnings estimates
•	Significant write-downs in assets or increases in reserves
•	A possible or proposed significant corporate development or transaction (such as a merger or acquisition)
•	Significant changes in corporate objectives or business strategies
•	Significant expansion or curtailment of operations
•	A significant purchase or sale of assets
•	A joint venture with another company
•	Changes in dividend policies
•	Significant financial or accounting problems or changes
•	Regulatory investigations or sanctions
•	Major litigation (whether pending or threatened)
•	Stock splits and stock dividends
•	A proposed offering of the Company’s Common Stock, preferred stock, or any other securities, including debt securities
•	Changes in senior management

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information may change over time and is subject to reassessment on a regular basis.

If in doubt as to the materiality of particular information, you should seek guidance from the Chairman or the Corporate Secretary. Close questions should generally be resolved in favor of materiality.

What is “Nonpublic” Information?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it available to the investing public. Because the financial press does not generally follow news about companies such as Community Bancorp. that have relatively small market capitalization and whose stock is thinly traded, even the issuance of a Company press release is not alone sufficient to ensure effective public dissemination of the information. Rather, in order for information to be considered publicly available, it will ordinarily be necessary for the information to be disclosed in a report filed by the Company with the Securities and Exchange Commission (“SEC”). The circulation of rumors, even if accurate and reported in the local media, does not constitute effective public dissemination.

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After Public Disclosure, How Soon is Trading Permissible?

Even after a public announcement of material information and disclosure of the information in a filing with the SEC, a reasonable period of time must elapse in order for the market to absorb and react to the information. Generally, if you are in possession of material nonpublic information and you wish to trade in the Company’s securities (or, in some cases, the securities of other companies), you must allow two full trading days following publication of the information and filing with the SEC as a reasonable waiting period before information is deemed to be public. For example, if the information becomes publicly available before the commencement of trading on a Monday, an insider may trade in Company securities starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the information becomes publicly available on Monday after trading begins, insiders may not trade in Company securities until Thursday. If the information becomes publicly available on Friday after trading begins, insiders may not trade in Company securities until Wednesday of the following week.

Who is a “Related Person?”

For purposes of this Policy, a Related Person includes your spouse or civil union partner, minor children and anyone else living in your household; corporations, limited liability companies or similar entities in which you are a controlling equity owner; partnerships in which you are a general partner; trusts of which you are a trustee; and estates of which you are an executor. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), disclosure of material nonpublic information to them (as well as to others) is prohibited and would cause them to become a “tippee” for securities law purposes. (See “NONDISCLOSURE AND TRADING GUIDELINES - Tipping Information to Others” below.)

NONDISCLOSURE AND TRADING GUIDELINES

Non‑disclosure of Material Nonpublic Information

Material nonpublic information about the Company is property of the Company. Unauthorized disclosure of such information could cause serious problems for the Company, whether or not it is disclosed for the purpose of facilitating improper trading in Company securities. As a corporation with stock registered with the SEC, the Company is subject to various rules under the securities laws designed to ensure the integrity of the public trading market in its securities, including prohibitions against selective disclosure of information. For example, the SEC’s Regulation FD (Fair Disclosure) requires that whenever the Company discloses material nonpublic information to market participants, it must simultaneously disclose that same information to the public. Accordingly, insiders should not discuss internal Company matters or developments with anyone outside of the Company, except as strictly required in the performance of their regular duties to the Company.

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This prohibition applies specifically, but not exclusively, to inquiries about the Company or corporate developments that may be made by the press, members of the investment community or members of the public. It is important that all such inquiries about the Company be referred to the Chairman for response.

Prohibited Trading in Company Securities

No insider or Related Person may place a purchase or sell order, or recommend that another person place a purchase or sell order, in Company securities (including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts invested in the Company stock Fund) when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This prohibition does not apply to the purchase of stock under the Company’s Dividend Reinvestment Plan (“DRP”) or pursuant to a pre-existing election to invest in the Company Stock Fund under the 401(k) Plan. In addition, the prohibition does not apply to acquisitions and dispositions of Company securities by a bona fide gift or by operation of the laws of inheritance. However, once stock is acquired through the DRP or 401(k) Plan or by gift or inheritance, it becomes subject to this Policy and may not be sold by an insider or Related Person while in possession of material nonpublic information.

“Tipping” Information to Others

Insiders may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), including (but not limited to) a Related Person, and a tippee who trades on material nonpublic “tipped” information may be liable for insider trading even though the tippee does not have any direct employment or other relationship with the Company. A tippee may be liable for insider trading because he or she is deemed to have inherited the insider/tipper’s duty to the Company.

Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In many respects, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

Margin Accounts and Pledges

Securities held in a margin account with a broker may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure by the lender if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities. Therefore, insiders and their Related Persons should not hold Company securities in a margin account or pledge Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin account debt) to a third party bank lender and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan to another bank should submit a request for approval to the Chairman at least 10 days prior to the closing of the proposed pledge transaction. Note that Community National Bank is generally prohibited by law from taking a pledge of Company securities as collateral for a loan.

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Avoid Speculation

Insiders and their Related Persons should avoid speculative transactions in the Company’s common stock or other securities, such as “short-selling” (selling shares borrowed from your broker on the expectation of a decline in market price, and “covering” the brokerage loan by subsequent purchase of shares at the lower price). It is not the intention of this Policy to discourage purchases of the Company’s common stock or other securities, as equity investments in the Company provide an opportunity to share in the Company’s future long-term growth. Rather, this Policy is intended to deter illegal trading based on material nonpublic information, and to discourage short‑term speculation, which may put the personal gain of the insider in conflict with the best interests of the Company and its shareholders.

Trading in Other Securities

It is the policy of the Company that no insider may place purchase or sell orders, or recommend that another person place a purchase or sell order, in the securities of another company if the person learns of material nonpublic information about the other company in the course of his/her employment or association with the Company. While in possession of such information you may become a “temporary insider” of that other company and subject to the legal prohibitions on insider trading in its securities. In addition to the harm to the other company, misuse of such information by Company insiders would be harmful to the Company’s business and reputation.

20/20 Hindsight

An insider is particularly susceptible to claims of unlawful insider trading when material information comes out shortly after he or she makes a trade. In this situation, the individual is put in the uncomfortable position of having to demonstrate in the harsh glare of 20/20 hindsight that his or her trade was not made on the basis of the inside information. Therefore, before engaging in a trade that might be problematic under this Policy, you should carefully consider how the transaction may be viewed after-the-fact.

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Post-Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have terminated employment or other position with the Company. If you are in possession of material nonpublic information when your position terminates, you may not trade in Company securities until that information has become public or is no longer material.

QUESTIONS AND ADDITIONAL GUIDANCE

If you have any questions about this Policy or its applicability in specific circumstances, you should contact the Chairman or the Corporate Secretary for additional guidance. Ultimately, however, you are responsible for adhering to this Policy and avoiding unlawful transactions in the Company’s securities.

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